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                       Securities and Exchange Commission
                            Washington, D.C.  20549


                                    FORM 15


   Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
      Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.


                                     Commission File Number 0-26708

   Access Capital Strategies Community Investment Fund, Inc.: Bank Portfolio
   -------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

            124 Mt. Auburn Street, Suite 200N, Cambridge, MA  02138
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         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

      Common Stock, Par Value .001
      ---------------------------------------------------------------
            (Title of each class of securities covered by this Form)

      None
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      (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(1)(i)    [X]           Rule 12h-3(b)(1)(ii)     [ ]
            Rule 12g-4(a)(1)(ii)   [ ]           Rule 12h-3(b)(2)(i)      [ ]
            Rule 12g-4(a)(2)(i)    [ ]           Rule 12h-3(b)(2)(ii)     [ ]
            Rule 12g-4(a)(2)(ii)   [ ]           Rule 15d-6               [X]
            Rule 12h-3(b)(1)(i)    [X]

         Approximate number of holders of record as of the certification or notice date: one
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         Pursuant to the requirements of the Securities Exchange Act of 1934,
Access Capital Strategies Community Investment Fund, Inc.: Bank Portfolio has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                        Access Capital Strategies Community
                                        Investment Fund, Inc.:  Bank Portfolio


                                        /s/ David F. Sand

Date:  June 22, 1998                    By:   David F. Sand
                                        Title: Director





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